Exhibit 10.72
LOAN SERVICING AGREEMENT
Between
NELNET, INC.
and
UNION BANK AND TRUST COMPANY,
Individually and as Trustee
Date: November 25, 2008

THIS LOAN SERVICING AGREEMENT (this “Agreement”) is made as of the 25th day of November, 2008 (the “Effective Date”), by and between NELNET, INC., a Nebraska corporation (the “Servicer”), and Union Bank and Trust Company, individually and as trustee, a Nebraska state banking corporation and trust company (the “Lender”).
RECITALS
WHEREAS, Lender maintains a portfolio of student loans that are Eligible Loans (as defined herein) and desires Servicer to service such Eligible Loans on behalf and for the account of Lender, and Servicer desires to act as servicing agent for such Eligible Loans, all upon the terms and conditions hereinafter set forth.
ACCORDINGLY, in consideration of the foregoing premises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
1.1 Definitions. Unless the context shall clearly indicate some other meaning or may otherwise require, terms defined in this Section shall, for all purposes of this Agreement and any amendments hereto, have the meanings herein specified:
“Account” or “Account Group” means those combined Loans for a Borrower with the same lender and guarantor, which Loans are in the same status, are the same loan type (loan types being Stafford, Stafford Unsubsidized, PLUS or SLS), and which have the same repayment terms and common characteristics for processing and billing. With respect to Consolidation Loans underlying subsidized and unsubsidized Loans are separate Account Groups.
“Act” means Title IV, Part B of the Higher Education Act of 1965 (20 USC § 1071 et. seq.), as amended and in effect from time to time, or any successor enactment thereto, the effective administrative regulations promulgated thereunder, and any binding directives issued by the Secretary of Education pursuant thereto.
“Agreement” or “Servicing Agreement” means this Loan Servicing Agreement by and between the Lender and the Servicer and any and all schedules or written amendments thereto, as the same may be amended or modified from time to time hereafter.
“Amount The Guarantor Would Have Paid” means the amount of money that Guarantor would have paid Lender if the claim had been paid by Guarantor in accordance with the Act and a guarantee agreement between Lender and Guarantor.
“Applicable Law” means the Act, Regulations, and any other federal or state law applicable to the Loans.
“Borrower” means an individual who is the maker of a Note.
“Business Day” means any day, other than Saturday, Sunday, any holiday recognized nationally or by the states of Florida, Nebraska or Colorado as such, or any other day on which the post offices located in Jacksonville, Florida, Lincoln, Nebraska or Denver, Colorado are not open for business in the normal course. Any other references to “days” shall mean calendar days.

“Certificate of Insurance” means a certificate of federal insurance issued with respect to an Eligible Loan by the Secretary pursuant to the Act.
“Consolidation Loan” means a loan that is a product of consolidation of other loans in accordance with the Act.
“Cure” or “Cured” means steps taken to restore the eligibility of a loan for guarantee, based upon the requirements of the Act, the Regulations, and the Guarantor’s policies.
“Cure Procedures” means the optional and additional servicing activities approved by the Guarantor but not otherwise required under the terms of this Agreement for Eligible Loans transferred to Servicer, which have previously not been serviced in accordance with the Education Act and Regulations, and which require additional servicing activity to attempt to maintain or reinstate the Eligible Loans’ principal and interest guarantee from the Guarantor.
“Deconversion” means the transfer of servicing of any loans, which transfer is permitted upon the termination of this Agreement in accordance with the provisions of this Agreement, or as otherwise mutually agreed.
“Default” means with respect to any Note, the occurrence of any event which shall constitute a default under the terms of the Act.
“Deferment” means the period defined by the Act and applicable Regulations during which a Borrower (in Repayment) may postpone making payments.
“Effective Date” means the date first set forth above.
“Eligible Institution” means any institution of postsecondary education which is an “eligible institution” under the Act and which is deemed eligible by the Guarantor.
“Eligible Loans” means student loans acquired by the Lender pursuant to that certain Loan Purchase Agreement of even date herewith between Lender and Nelnet Education Loan Funding, Inc., with an approximate aggregate outstanding balance of up to $750 million, which become subject to servicing hereunder in accordance with the provisions of this Agreement.
“Federal Reimbursement Contract” means the agreement between the Guarantor and the Secretary providing for the payment by the Secretary of amounts authorized to be paid pursuant to the Act.
“Fee Schedule” means Schedule A attached to this Agreement, as the same may be amended or modified from time to time hereafter.
“Forbearance” means the period permitted by the Act and the policies of the Guarantor during which a borrower (in repayment) is permitted to temporarily forgo payments or make reduced payments.
“Forward Purchase Agreement” means the agreement by such name between the parties of even date herewith.
“Grace” means the initial period following reduction by the student borrower to less than the minimum course loan required by the Act, during which the student borrower is not required to make payments on the principal amount of his or her Note(s).

“Guarantee” or “Guaranteed” means a written commitment by a Guarantor to pay the Lender the unpaid principal balance plus accrued unpaid interest of a loan or any portion thereof upon submission of a valid default, death, disability or bankruptcy claim in accordance with the Act and applicable Regulations.
“Guarantor” means any state or private nonprofit organization which has entered into agreements with the Secretary to guarantee loans under the Act and which is mutually acceptable to the parties hereto.
“Guarantor Agreement” means the agreement between any Guarantor and Lender covering the issuance of Guarantees.
“In-School” means the period, excluding periods of in-school deferment, during which a student borrower is enrolled at an Eligible Institution for at least the minimum course load required by the Act and the policies of the Guarantor to maintain such student borrower’s eligibility to borrow under the education loan programs existing under the Act and administered by a Guarantor.
“Insured” means, with respect to the insurance by the Secretary under the Act (as evidenced by a contract of insurance issued or entered into under the provisions of the Act), insurance of the maximum percentage of the principal of a Loan and accrued interest on such Loan allowed under the Act with respect to such Loan.
“Lender” means Union Bank and Trust Company, individually and as trustee, acting in its capacity as a holder of Notes or originator of Eligible Loans (including by and through an eligible lender trustee as permitted by the Act), or other successor in interest to Lender as permitted by this Agreement, which successor qualifies as an “eligible lender” under the Act and which is an “eligible lender” in good standing with a Guarantor.
“Loan” means a disbursement of money to, or on behalf of, an eligible student attending an Eligible Institution (or parent of such student), contingent upon an agreement to repay, secured by a Note and Guaranteed or Insured, as applicable, in accordance with the Act and applicable Regulations, for which information and Loan Documentation necessary to enable the Servicer to adequately provide Services is delivered by, or is directed by, the Lender to the Servicer in accordance with the provisions of this Agreement and shall include, without limitation, disbursements made in accordance with the federal Stafford Loan (subsidized and unsubsidized), Parent Loan for Undergraduate/Graduate Students (PLUS), Supplemental Loan for Students (SLS), and Consolidation Loan under GSLP and FFELP programs; provided, however, that the Servicer shall be entitled to reject certain portfolios of loans that in Servicer’s reasonable determination pose a risk of financial hardship for Servicer, including but not limited to, portfolios containing a high percentage of Proprietary School loans or having high delinquency or default rates. Notwithstanding any other provision herein, all references to “Loan” in this Agreement shall only include Eligible Loans.
“Loan Documentation” means with respect to any Eligible Loan, all documentation which is required by the Guarantor of such Eligible Loan for the payment of a Default claim. Without limiting the generality of the foregoing, such documentation shall at a minimum include:
(a)	The Application for such Loan

(b)	The original Note (or certified copy thereof)

(c)	Evidence of Guarantee of the Loan by a Guarantor

(d)	Evidence of full disbursement

(e)	Evidence of due diligence servicing in accordance with the requirements of the Act and applicable Regulations

(f)	If applicable, adequate evidence of the validity of the conveyance of such Loan to the Lender; and

(g)	Repayment history, including, but not limited to, payment transaction history and documentation of deferments and forbearances.
“Note” or “Promissory Note” means a promissory note of a borrower for a Loan set forth on the appropriate form furnished or approved by a Guarantor, which Note meets the criteria set forth by the Act and applicable Regulations.
“Proprietary School” means any private Eligible Institution offering only non-baccalaureate degrees that require two or less years of instruction.
“Regulations” means any regulations, rules, policies or procedures promulgated by a Guarantor or the Secretary, including, without limitation, each applicable Certificate of Insurance, Federal Reimbursement Contract and Guarantor Agreement.
“Repayment” means the period of time during which a borrower is required to make installment payments to repay the aggregate principal amount plus accrued interest of all amounts borrowed by virtue of the Note(s) executed by such borrower.
“Schedule” means any attachment, exhibit, or appendix attached to this Agreement and made a part hereof by reference hereto.
“Secretary” means the Secretary of Education, United States Department of Education, or any predecessor or successor to the functions thereof under the Act.
“Servicer” means Nelnet, Inc.
“Services”, “Service” or “Servicing” means all processes and duties contemplated to be performed by the Servicer under this Agreement with respect to the Eligible Loans.
“Special Allowances” means those sums which are payable with respect to a Loan by the Secretary under Section 438 of the Act or any payment of a similar nature prescribed by law hereafter adopted.
1.2 Interpretation. In this Agreement, unless the context otherwise requires:
(a) The terms “hereby”, “hereof”, “hereto”, “herein”, “hereunder” and any similar terms refer to this Agreement, and the term “heretofore” means before, and the term “hereafter” means after, the effective date of this Agreement.
(b) Words of the masculine gender mean and include correlative words of feminine and neuter genders, and words importing the singular number mean and include the plural number and vice versa;
(c) Words importing persons shall include firms, association, partnerships (including limited partnerships), trust, corporations and other legal entities, including public bodies, as well as natural persons; and
(d) Any headings preceding the texts of the several articles and sections of this Agreement and any marginal notes appending to copies hereof, shall be solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

ARTICLE II
LIFE OF LOAN SERVICING
Except as expressly provided in Article VIII hereof, the term of this Agreement shall continue with respect to each Loan that is or becomes subject to servicing by Servicer pursuant to the terms and conditions of this Agreement until such Loan is (i) paid in full by the Borrower or Guarantor, or (ii) sold to Nelnet, Inc. pursuant to the Forward Purchase Agreement, or (iii) written off or otherwise forgiven by Lender.
ARTICLE III
GENERAL ADMINISTRATION
3.1 The Servicer as Independent Contractor. It is expressly recognized by the parties hereto that in performing the duties prescribed by this Agreement, the Servicer is acting as an independent contractor employed by the Lender and is authorized to do and perform the acts and duties, and receive the documents and other items contemplated hereby. This authorization includes but is not limited to all correspondence and liaison necessary with Guarantor regarding Lender’s Loans, assignment of claims to Guarantor and any/or all other communications, correspondence, signatures or other acts appropriate to service Lender’s Loans in accordance with the Education Act and/or Regulations of the Guarantor. Nothing herein nor the acts of the parties to this Agreement shall be construed to create a partnership or joint venture between the Lender and the Servicer.
3.2 Reports, Records, Documents, Correspondence. During the term of this Agreement, the Servicer shall promptly and routinely make available to the Lender via Servicer’s Lender Web Reports Service copies of all material reports, records and other documents and data as required by this Agreement or as may otherwise be required by the Act. All material correspondence received by the Servicer relating to individual Eligible Loans shall be maintained in microcopy form or related format and/or in summary form in an automated history file established by the Servicer in such format as shall be required in order to comply with the Act and the Regulations. The Servicer shall furnish in good condition all forms and supplies as specified in this Agreement. The Lender may transmit Loan data to the Servicer on these forms or by any other mutually acceptable means. Servicer shall retain such records for the periods required by the Act and any Regulations.
3.3 Modification of Equipment, Computer Programs and Procedures. The Servicer reserves the right to change any part of all of its equipment and computer programs, and its procedures, reports and Services, relating to the manner of, or the methodology used in, servicing Eligible Loans as set forth in this Agreement without the prior consent of the Lender; provided, however, that in no event shall such change abrogate or in any way modify the obligations of the Servicer as they relate to the compliance requirements set forth above. It is specifically understood that the intent of this paragraph is to allow the Servicer flexibility in the methods and techniques of servicing subject to full compliance with this Agreement.
3.4 Confidentiality of Loan Documentation: Safekeeping of Loan Documentation. The Servicer shall keep the Loan Documentation in its possession in strictest confidence except as shall be (i) necessary to communicate information to its officers, employees, and professional advisors or to the Lender or persons designated by Lender, (ii) needed in connection with the performance of the obligations of the Servicer under this Agreement or (iii) required by applicable law, the Act or applicable Regulations.

3.5 Trade Secrets and Proprietary Information. All materials utilized in Loan Servicing, including procedures, written instruments, files, and records developed by either party specifically for use in Loan program administration are and shall be treated as proprietary in nature. Each party to this Agreement has developed or may develop materials, procedures, written instruments, files or records that may be similar. Neither party to this Agreement shall have or acquire any proprietary or any other right whatsoever in any such materials, procedures, written instruments, files or records developed by the other party. Neither party to this Agreement may benefit from, deal in, sell, license, publish, use or otherwise exploit for any purpose those materials, procedures, written instruments, files or records developed by the other party except as expressly provided in this Agreement. This Agreement shall not in any way restrict the right of each party, for its own exclusive benefit, to deal in, sell, license, publish, use or otherwise exploit for all purposes those materials, procedures, written instruments, files, or records developed by it.
3.6 Possession of Documents and Access. All Loan Documentation in Servicer’s possession related to Eligible Loans shall be available to the Lender and Lender’s designees, and such records shall be available for inspection by the Secretary and the Guarantor, at reasonable hours and under reasonable circumstances as mutually agreed between Servicer and Lender or such other parties during the normal business hours of the Servicer for examination or photocopying at the expense of the Lender or such other parties on the premises of the Servicer provided written notice of Lender’s or such other parties’ intent to so examine or photocopy Loan Documentation is given to the Servicer at least ten (10) Business Days in advance; provided, however, that the Servicer shall promptly respond to all reasonable (and emergency) requests for the photocopying and mailing of Loan Documentation.
ARTICLE IV
SERVICING OF LOANS
4.1 Servicing Generally. Servicer shall Service on behalf of Lender, all Eligible Loans. In connection with such Servicing, the Servicer shall:
(a) Maintain a complete file for the Eligible Loans of each borrower, which file shall include the information specified concerning, and the Loan Documentation relating to, each of the Eligible Loans.
(b) Take all steps, (excluding Cure activity if non-Servicer error), unless otherwise agreed, necessary to maintain the insurance or guarantee coverage on each Loan in full force and effect at all times.
(c) Endeavor to collect or cause to be collected and forthwith, upon receipt, pay over to the Lender all payments of principal and interest on all Eligible Loans.
(d) Retain summary records of all contracts, follow-ups and collection efforts, and records of all written correspondence relating to the Eligible Loans of each borrower.
(e) Prepare and maintain all appropriate accounting records with respect to all transactions related to the Eligible Loans of each borrower, including accounting for all payments of principal and interest.
(f) Handle the processing of all adjustments including extensions, reinstatements, and deferments.
(g) Handle the processing of all address changes and the updating of the address records accordingly.

(h) In the case of defaulted Eligible Loans, take all steps necessary to file and prove a claim for loss with the Secretary or the Guarantor, as the case may be and as required, and assume responsibility for all necessary communication and contact with the Secretary or the Guarantor, as the case may be and as required, to accomplish recovery on such defaulted Eligible Loans.
(i) Maintain the original file pertaining to all Eligible Loans in fireproof storage facilities in order to protect such original file concerning each Loan.
(j) Answer all inquiries received by Servicer from borrowers or Lender or Lender’s designees pertaining to Eligible Loans, school status or refunds, and cooperate to the extent necessary to gather the information needed to answer such inquiries, provided however, that such inquiries may be referred to the institution which a borrower attended or is attending, if necessary, and Servicer shall have no responsibility with respect to any disputes between a borrower and such institution regarding tuition, registration or quality of education.
Servicer shall perform the Services with respect to each Eligible Loan until the same is paid in full (whether by the borrower or the Secretary or Guarantor in accordance with the terms of the Certificate of Insurance or Guarantee, which payment by the Secretary or Guarantor shall be considered paid in full for purposes of this Agreement); provided, however, Servicer shall not be responsible for any non-compliance with such provisions and requirements by Lender or any third party (other than permitted third party providers of Services).
4.2 Reports.
(a) Standard Reports. Reports (one copy) shall be provided to the Lender by the fifteenth (15th) day of each month, containing the following information with respect to activity concerning the Lender’s Eligible Loans during the preceding month:
(i) all transactions during such preceding month
(ii) unpaid principal balance of each borrower’s account as of the last day of such preceding month
(iii) with respect to Eligible Loans in Repayment, all accounts past due as of the last day of such preceding month
(iv) claims in process; and
(v) Eligible Loans paid in full during such preceding month.
(b) Special Reports. At the request of the Lender, the Servicer shall furnish to the Lender such special reports as can be reasonably provided by the Servicer, provided that the Lender shall compensate the Servicer for the provision by the Servicer of such special reports to the Lender as a “Special Service” as set forth on the Fee Schedule.
4.3 Acquisition of Loans. The Servicer agrees to Service pursuant to the terms of this Agreement, on behalf of Lender and subject to Servicer’s prior review and approval, those Loans that Lender may subsequently acquire and offer to Servicer for Servicing. The Lender shall notify the Servicer thirty (30) days in advance of a purchase of any Loan which the Lender intends to have Serviced under this Agreement, and shall furnish to the Servicer information about such Loans including the approximate number of such Loans, approximate outstanding principal balance, insurer, status, and anticipated dates of purchase and delivery of Loans to the Servicer. Servicer shall be entitled to reject certain portfolios of loans that in Servicer’s reasonable determination pose a risk of financial hardship for Servicer, including but not limited to, portfolios containing a high percentage of Proprietary School loans or having high delinquency or default rates. If the Servicer does not communicate otherwise to the Lender within five (5) Business Days of the receipt of such information, the Servicer agrees to proceed with the schedule as proposed by the Lender or such other mutually agreeable schedule; provided, however, that both parties hereby agree to schedule delivery within a timely basis to Service the Loans. Conversion procedures for each Loan or group of Loans shall be as set forth on Schedule B. Such Loans upon delivery will, without further action, become Eligible Loans subject to this Agreement, and will be sold to Nelnet, Inc. pursuant to the Forward Purchase Agreement.

4.4 Cure Servicing. At Lender’s request Servicer agrees to perform Cure Procedures and use its best efforts to cure all defects caused by Lender or unreasonable acts of the Guarantor(s) (as defined in Section 6.1 below). Servicer makes no representation or warranty that the guarantee on any Loan will be reinstated regardless of whether Servicer follows the Cure Procedures.
4.5 Maintenance and Transfer of Loans. The Servicer agrees to provide for the maintenance of Loan Documentation and automated records. In the event that this Agreement is terminated by the Lender as a result of a breach by the Servicer, the Servicer shall provide reasonable assistance to transfer Eligible Loans and the Servicing thereof to the party identified by the Lender, including the reasonable and timely deconversion of all automated records relating to the Eligible Loans; at the expense of the Lender as provided in the Fee Schedule.
4.6 Write-off Guidelines. The Servicer shall use the following guidelines in determining whether to write off a borrower’s account:

Account Balance*	Process Requirements

$0 - $100.00	Write-off thirty (30) days after the last payment was made, and, if applicable, forward Notes to borrower.

$100.01 +	Recover such amount by filing a supplemental claim, if applicable, or service as normal.

*	Account balance includes both principal and interest.
If the final payment results in an overpayment equal to or greater than ten dollars ($10.00), the Servicer shall notify the Lender no later than forty-five (45) days after receipt to refund the entire overpayment to the borrower. If the overpayment is less than ten dollars ($10.00), the Servicer shall write off the amount, but in each case shall notify the Lender by listing the dollar amount and borrower account within thirty (30) days. In the event a law requires Servicer to refund the overpayment to the borrower after Lender identifies to Servicer with specificity the legal provision or provisions that require the overpayment to be refunded, Servicer shall so refund the overpayment.
ARTICLE V
LENDER’S OTHER OBLIGATIONS
In addition to other obligations specifically set forth herein, Lender shall have the following obligations:
5.1 Payment of Origination Fees to Government. In addition to fees set forth on the Fee Schedule, the Lender shall pay all fees or other charges required now or hereafter by the Act with respect to originations of Loans.
5.2 Reviewing Output and Reporting Errors. Servicer shall make every effort to ensure that all output, including reports, is correct and complete. Lender shall, however, review each output, especially reports, thoroughly upon receipt to verify completeness and accuracy. Problems identified with the output and/or the underlying loan data shall be reported to Servicer in writing within ninety (90) days of the date the output was generated. Erroneous data and/or output programs so reported will be corrected, and affected report(s) will be rerun at no additional charge. Problems reported to Servicer after ninety (90) days may be subject to a time and materials charge at Servicer’s option to correct output retroactively.

5.3 Other Services Requested by Lender. Any Services other than those specifically provided for in this Agreement that are requested by the Lender shall be provided on mutually agreeable terms and conditions.
5.4 Serial Loans. Notwithstanding any other provision to the contrary set forth in this Agreement, the Servicer shall have the right to Service all Loans that are “serial” (as that term is commonly understood with respect to Loans) to Eligible Loans. This provision shall survive the termination of this Agreement for so long as the Lender is in the business of making or acquiring Loans under the FFELP program.
5.5 Consolidation Loans. If any Eligible Loan serviced under this Servicing Agreement is to be consolidated by Lender or any affiliate of Lender, the consolidation services for such loan and any other loan the borrower wishes to consolidate shall be provided by Servicer, and the resulting Consolidation Loan shall be serviced under this Servicing Agreement. Upon request, and at then current fees, terms and conditions, Servicer may provide services to originate FFELP Consolidation Loans on behalf of the Lender and its Borrowers.
ARTICLE VI
LIABILITY, INDEMNIFICATION AND LIMITATION
6.1 Liability of Servicer. Servicer assumes no responsibility or liability for any claims, liabilities, losses, guarantee rejects, or interest denials that are related to servicing of the Loans prior to (a) Servicer processing the application of the Loan, (b) placing of the Loan on Servicer’s system, or (c) prior to the date Lender holds ownership of the Loan. Servicer assumes no liability for the failure of any student/parent borrower to repay his or her Loan, nor for the failure of the United States government to pay any principal, interest, subsidy or special allowance, nor for the failure of Guarantor to make a required payment of any principal and/or interest on any of Lender’s Loans. Servicer shall not be responsible for consequences of unreasonable acts of any Guarantor. For purposes of this Agreement, unreasonable acts of the Guarantor shall include but not be limited to: Guarantor actions that are outside the scope of industry custom; oral commitments accepted in practice discontinued without sufficient advance notice; retroactive implementation of a regulation without sufficient prior notification or clarification; Guarantor servicing deficiencies that preclude Servicer from performing requirements correctly or timely; Guarantor submission of data to the incorrect entity; Guarantor submission of data in a format that is not usable, legible or readable; refusal of the Guarantor to acknowledge data or documentation; unscheduled changes in normal business hours; enforcement of an unwritten policy or standard; interpretation of a policy, standard or regulation in a manner inconsistent with the Common Manual, Guarantor’s manual or Department of Education clarification; or any other acts of the Guarantor of a similar nature.
If Servicer takes or fails to take any action in connection with servicing responsibilities under this Agreement (whether or not such action or inaction amounts to negligence) which causes any Loan subject to this Agreement to be denied the benefit of any applicable guarantee, Servicer shall have a reasonable time to cause such benefits of the guarantee to be reinstated. If such benefits are not reinstated within twelve (12) months of denial by Guarantor or the Department of Education, Servicer will arrange for Lender to be funded the Amount The Guarantor Would Have Paid and Lender’s ownership will be transferred to another “Eligible Lender” as defined in the Education Act. Lender shall repurchase any Loan on which the guarantee is fully reinstated, from the Eligible Lender designated by Servicer at an amount equal to the then outstanding principal balance plus all accrued interest due thereon, less the amount subject to Lender Risk Sharing under the Education Act and Regulations.
Lender’s remedies for breach by Servicer shall be limited to this Section. In no event will Servicer be liable under any theory of tort, contract, strict liability or other legal or equitable theory for any lost profits or exemplary, punitive, special, incidental, indirect or consequential damages, each of which is hereby excluded by agreement of the parties regardless of whether or not Servicer has been advised of the possibility of such damages. Any action for the breach of any provisions of this Agreement shall be commenced within one (1) year after the Loan leaves the Servicer servicing system.

6.2 Indemnification. Lender shall indemnify and hold Servicer harmless from and against all claims, liabilities, losses, damages, costs and expenses (including reasonable attorney’s fees) asserted against or incurred by Servicer as a result of Servicer complying with any instruction or directive by Lender.
6.3 Borrower’s Failure to Repay. The Servicer shall have no liability for any loss or damage incurred by the Lender as a result of the failure of a student or parent Borrower to repay a Loan.
6.4 Limitations on Liability.
(a) In no event shall Servicer have any liability for (i) any events or circumstances beyond Servicer’s reasonable control, (ii) any special, indirect, incidental, punitive or consequential damages, (iii) any violation of applicable law, regulation or other requirements, or this Agreement, where Servicer’s conduct was consistent with general industry practices or prior Guarantor conduct or requirements, unless and until Servicer shall have had a reasonable opportunity to comply with such new requirement and then only with respect to servicing performed after the date thereof (i.e., not on a retroactive basis with respect to servicing which has previously occurred based upon prior requirements), or during any period in which the Department and/or any Guarantor shall have indicated that it will not enforce any such requirement, even if such requirement may legally be in effect, or (iv) except as expressly provided herein or in that certain Assurance Commitment Agreement dated of even date herewith among the Servicer, the Lender and Farmers & Merchants Investment Inc. (and certain individual shareholders thereof), the uncollectibility or non-payment of any Eligible Loans hereunder. These limitations on Servicer’s liability and exclusion of damages are independent of any other remedy or provision herein and shall not be affected by Servicer’s inability to reperform or cure any error or any failure of any other remedy or provision.
(b) The parties agree that the foregoing provisions have been reflected in the amount of the charges payable by Lender to Servicer for the Services under this Agreement, and are an essential part of the basis for the bargain between the parties, and that Servicer would not have entered into this Agreement but for such provisions.
(c) In no event shall the Servicer be liable for any damages caused by the Lender’s failure to perform its responsibilities under this Agreement or Lender’s violation or failure to comply with any applicable law or governmental regulation in respect of a Loan or participation in any Loan program.
(d) Either party shall have the right to mitigate its liability under this Agreement by taking such actions as may be appropriate including, but not limited to, reperformance of Services by the Servicer in order to avert any loss to the Lender.
(e) In the event the Lender fails to pay within the time allowed an amount assessed of the Lender by the Secretary, and Servicer is required to pay such amount, Lender agrees to reimburse Servicer the amount paid by Servicer to the Secretary, within thirty (30) days of Servicer’s notice to Lender of Servicer’s payment. Servicer will provide with the notice to Lender, written documentation of the Secretary’s requirement of Servicer to make the payment.

(f) Servicer shall be entitled to rely upon any information or data supplied to it by Lender, any party on Lender’s behalf, or any third party, including Eligible Institutions and Borrowers and shall have no liability for any error or loss if any such information or data is incomplete or inaccurate. Lender shall be responsible for reviewing and verifying the compliance of the loan applications, promissory notes and related disclosures and processes with applicable state and federal laws and regulations, and Servicer shall be fully entitled to rely upon and use such materials and processes as approved by Lender unless notified to the contrary by Lender, and shall have no liability for any liability or loss resulting from such use. Furthermore, Servicer shall have no liability for its failure to comply with any rule, regulation or requirement applicable to any of the Eligible Loans, including without limitation any change in any interpretation, claim review process, or enforcement of policies, procedures or practices with respect thereto, which was not articulated in writing and actually made known to Servicer or to the student loan industry generally a reasonable period in advance of its implementation.
(g) Servicer shall use due care and diligence in performing its Services in a timely manner consistent with the applicable student loan program as reasonably understood by Servicer. Servicer hereby excludes and disclaims any and all other warranties with respect to its Services under this Agreement, and no employee, agent or representative of Servicer has the authority to bind Servicer to any other oral or written representation or warranty.
(h) Upon prompt notification by Lender of any processing error or data inaccuracy, Servicer shall use its best efforts to reperform any erroneous processing to the extent practicable and necessary, without charge, except as provided in Section 5.2, if Servicer is at fault and otherwise at a rate equal, in Servicer’s best judgment, to the greater of its original charge for such processing or its direct and allocated indirect cost of such reprocessing.
ARTICLE VII
COMPENSATION
7.1 Compensation for Services. For rendering Services under this Agreement, the Servicer shall be compensated for Services provided pursuant to this Agreement, the amounts set forth in the Fee Schedule, which is incorporated herein by this reference.
7.2 Special Services. The Lender shall compensate the Servicer for the performance by the Servicer of special services requested by the Lender as set forth in the Fee Schedule.
7.3 Changes in the Schedule of Fees.
(a) The fees specified in the Fee Schedule are binding on the parties from the effective date of this Agreement and may not be modified or amended during the term of this Agreement, except as otherwise specifically provided in this Agreement.
(b) At any time during the term of this Agreement, Servicer may submit in writing to the Lender any proposed modification to the Fee Schedule. Failure by the Lender to provide Servicer with written notice that it objects to any proposed change to such Fee Schedule within thirty (30) days after receipt of the proposed change will be deemed conclusively to constitute the binding agreement of Lender to the revised fees. In the event that the Lender objects to the revised Fee Schedule within such thirty (30) day period, then Servicer and Lender shall attempt to resolve any differences regarding such revised fees within forty-five (45) days after delivery of Lender’s notice of objections. If Servicer and Lender are unable to reach a mutual agreement within such 45 day period, then Lender shall have the immediate right to terminate this Agreement by delivering written notice to Servicer at any time within fifteen (15) days after the expiration of such 45 day period. If Lender fails to deliver its written notice of termination in a timely manner, the failure shall be deemed conclusively to constitute the binding agreement of Lender to the revised fees. If Lender terminates this Agreement as provided in this Section 7.3(b), then the Servicer shall continue to Service Eligible Loans at the rate of the then-existing Fee Schedule for a period of six (6) months after the proposed Fee Schedule was submitted to the Lender and thereafter the rate shall be as set forth in the proposed Fee Schedule; provided, however, that such period after the proposed Fee Schedule was submitted to the Lender shall not exceed one (1) year, at which time the Agreement shall be terminated under Article VIII below. The Servicer may not increase the fee more than once during any twelve (12) month period pursuant to this Section 7.3(b).

(c) In the event of any change in the Act or other current or future law, Regulation or other requirement applicable to Loans, including without limitation any change in any interpretation, claims review process, or enforcement of policies, procedures or practices with respect thereto (and including without limitation implementation or enforcement of the third party Regulations), which exposes Servicer to increased duties, expenses or obligations, or restricts or derogates from Servicer’s indemnification rights or liability limitations under this Agreement, Servicer shall have the right as set forth in Section 7.3(b) to propose changes to the Fee Schedule, except the last sentence of Section 7.3(b) shall not apply. Servicer will provide written justification for the change in the Fee Schedule. The proposed change in the Fee Schedule will be limited to the incremental costs caused by the increased exposure to Servicer.
(d) Notwithstanding the provisions of paragraph (b) above, at any time after the first twelve (12) months of this Agreement, and on not less than thirty (30) days’ advance written notice to Lender, Servicer may increase the fees set forth on the Fee Schedule from time to time, provided that no increase pursuant to this Section 7.3(d) shall result in a percentage increase for any twelve month period that will exceed the greater of either (i) the Consumer Price Index for all Urban Wage Earners and Clerical Workers, US City Average : All Items (1982-84 = 100) (the “CPI-W”) as published by the U.S. Department of Labor for the immediately preceding twelve month period or (ii) four percent (4.0%).
(e) In addition to the foregoing, Lender agrees that the Servicer may pass on to Lender the cost of actual increases in postage rates by the United States Postal Service.
7.4 Billing: Time for Payment. The Servicer shall remit to the Lender a billing statement of the fees due at the end of each month pursuant to this Agreement. The Servicer will mail a statement to the Lender no later than the fifteenth (15th) day of the following month, which statement shall be paid by the Lender within thirty (30) days. In the event of any good faith dispute by Lender regarding any amount billed by Servicer, Lender may by written notice to Servicer detailing the grounds for the dispute withhold payment of such disputed amount for a reasonable period pending resolution of the dispute, but shall pay the undisputed portion billed when and as due.
If the dispute has not been mutually resolved within sixty (60) days after the date initially due, Lender shall deposit the withheld amount into an independent escrow satisfactory to Servicer pending mutual agreement or final judgment of a court of competent jurisdiction regarding proper disposition of such funds. All interest earned on the escrow funds shall be paid in proportion to the final disbursement of the escrowed funds. Failure of Lender to pay the undisputed portion of a billing, to place any disputed amount in escrow as provided above, or the bad faith assertion by Lender of a billing dispute shall constitute a default hereunder.
7.5 Late Charge. Amounts so billed by Servicer shall be paid within thirty (30) days after receipt of the bill by Lender. If the undisputed amount so billed has not been paid within sixty (60) days after the receipt of the bill by Lender, Lender shall pay to Servicer a monthly late charge of one and one half percent (1 1/2%) of the undisputed amount.
7.6 Fees Upon Termination of Agreement. If this Agreement is terminated in accordance with this Article or Article VIII of this Agreement, then the Lender shall be billed by the Servicer and shall be responsible for paying fees at the then current rate in the Fee Schedule (or, if termination is pursuant to Section 7.3, at the rate set forth in such section), including, but not limited to, Loan deconversion fees, from the effective date of such termination until all Loans are removed from the Servicer’s servicing system; provided, however, that such period after termination shall not exceed twelve (12) months without the Servicer’s prior written consent.

ARTICLE VIII
TERMINATION
8.1 Termination of Agreement. This Agreement shall continue in full force and effect unless and until terminated in accordance with the provisions hereof. At any time after the effective date of this Agreement, this Agreement may be terminated only as provided in Section 7.3 or this Article VIII of this Agreement. Upon any termination of this Agreement all outstanding undisputed fees shall become immediately payable and Loan Documentation shall be returned to the Lender in the Servicer’s format in accordance with the requirements of Section 8.2 hereof. The termination of this Agreement shall not affect the obligations of the parties with respect to transactions and occurrences in connection with Services provided prior to the termination date.
8.2 Return of Records and Documents. Subject to the Life of Loan Servicing requirements of this Agreement, upon the expiration or termination of this Agreement, the Servicer shall, at the request of the Lender, return to the Lender those automated records and the Loan Documentation maintained by the Servicer in connection with the Servicing of the Eligible Loans to which the Servicer asserts no proprietary right and which are not a part of the records and reports maintained by the Servicer in connection with the servicing of Loans generally. All documents relating to the Eligible Loans shall be returned at the request of the Lender in a medium selected by the Servicer or in a paper format and at the reasonable expense of the Lender. Servicer shall return all Loan documents, Loan Documentation, and records belonging to the Lender (FOB Shipper) at Servicer’s sole cost and expense (other than the deconversion fee, if any) within ninety (90) days from the date of termination if so requested. Upon termination of this Agreement for any reason other than for Servicer’s breach, Servicer shall have the option to purchase all or any portion of the Loans serviced hereunder at a purchase price of par and in accordance with Servicer’s standard loan purchase including industry standard representations, warranties and covenants; such option may be exercised by Servicer giving Lender written notice at any time prior to 180 days following termination.
8.3 Impossibility of Performance. If the Servicer is rendered unable, wholly or in part, by a force outside the control of the parties (including but not limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, fire, communication line or power failures, earthquakes or other disasters) to carry out its obligations under this Agreement, the Servicer shall give to the Lender prompt written notice to that effect. Thereupon, the affected obligations of the Servicer shall be suspended so long as the Servicer is unable to so perform any affected obligation; provided, however, that either party may at its option immediately terminate this Agreement in the event that Services cannot be fully restored within ninety-six (96) hours of said notification by the Servicer. If Servicer elects to terminate the contract pursuant to this Section 8.3 and Servicer regains normal operations within sixty (60) days from the time it originally lost operation, then Lender can require that Servicer continue to provide Servicing for one hundred eighty (180) days after it regains normal operations on the terms and conditions set forth herein.
8.4 Termination Upon Nonpayment of Fees. If full payment is not received by the Servicer within sixty (60) days of receipt by the Lender of the Servicer’s billing statement rendered in accordance with Section 7.4 hereof, and in the absence of written notification from the Lender of contested charges, such nonpayment of undisputed charges shall constitute a default hereunder and shall entitle the Servicer, at any time thereafter, to notify the Lender of such default and if such default is not cured within twenty (20) days from the date of such notice, the Servicer may, at its options, at any time thereafter immediately terminate this Agreement; provided full payment has not been received.

8.5 Termination Upon Breach or Bankruptcy. If (a) there exists a material breach by either party, or (b) any bankruptcy, insolvency, reorganization, readjustment of debt, dissolution, liquidation of debt (as the foregoing relates to a bankruptcy or insolvency) or other insolvency proceeding is commenced in which one party is debtor, the other party may terminate this Agreement by providing ninety (90) days’ prior written notice to the breaching party of such intent to terminate, which notice must specify the material breach or describe the proceeding; provided, however, that such termination shall not be effective if the breaching party cures the material breach identified in (a) or the proceeding identified in (b) is dismissed within such ninety (90) day period. In the event of a termination of this Agreement by Lender due to a material breach by Servicer, and at the option of Lender, Servicer shall continue to service Eligible Loans being Serviced by Servicer at the time of termination, for the fees described in Section 7.6, until the Eligible Loans are deconverted off Servicer’s system as described in the Fee Schedule, provided, however, that such period after termination shall not exceed one hundred eighty (180) days without the Servicer’s prior written consent.
ARTICLE IX
MISCELLANEOUS
9.1 Right of First Refusal. Should Lender seek to transfer ownership of any Eligible Loans during the term of this Agreement, Servicer or its designee shall have a right of first refusal to purchase from Lender all such Eligible Loans on the terms and conditions of the proposed transfer. Lender shall give Servicer written notice of its intention to transfer ownership, such Notice to include a description of the terms, prices and conditions upon which Lender proposes to transfer ownership. Servicer or its designee shall have thirty (30) days from the date of receipt of such notice to elect to purchase said Eligible Loans by notifying Lender of its election within the thirty (30) day period. If Servicer or its designee elects to purchase said loans the closing shall take place within sixty (60) days or as soon as otherwise mutually agreed, after the date of such election. If Servicer or its designee does not elect to purchase the Eligible Loans Lender may proceed with the proposed transfer of ownership, provided however, if Lender does not transfer such loans within one hundred eighty (180) days of the date they are offered to Servicer, or if Lender changes the terms and conditions of the transfer, the loans must be reoffered to Servicer as provided above before they can be transferred.
Should Servicer not exercise its right of first refusal above, and Lender proceeds with the proposed transfer of ownership, the transferee, assignee or purchaser shall as a condition to such transfer execute an agreement effectively binding such assignee, purchaser, or transferee to the terms and conditions of this Agreement as if such assignee, purchaser, or transferee were the Lender. If in the event the assignee, purchaser or transferee has an existing contract with Servicer that provides for life of the loan servicing as provided in this Agreement, and such contract provides that any Loans transferred which are serviced at the time of transfer on Servicer’s system are to be serviced under the terms and conditions of such existing contract, then the terms and conditions of the existing contract shall govern the servicing of such transferred Eligible Loans.
9.2 Duties as Servicer.
(a) Employment of Third Parties. In connection with the performance of its duties under this Agreement, the Servicer may, in its sole discretion and expense, employ such third parties, including, without limitation, appraisers, consultants, attorneys, accountants and others as the Servicer deems necessary or appropriate to carry out the purposes of, and to fulfill its obligations and duties hereunder.

(b) Limitation of Duties.
(i) No Obligation to Use Own Funds. The Servicer shall have no obligation to make any payment of any type pursuant hereto or to incur any financial liability on behalf of the Lender in the performance of its duties unless sufficient funds have been deposited with the Servicer hereunder to pay in full all such amounts.
(ii) Not Responsible for Representations. The Servicer shall be regarded as having no responsibilities with respect to the accuracy of sufficiency of any representations made by the Lender to any third party unless the Lender has relied on the representations of Servicer in making the representations to such third party.
(iii) Reliance Upon Instructions. The Servicer may rely on and shall be protected, indemnified and held harmless by the Lender in acting upon the written instructions of the Lender or of counsel to the Lender with respect to any matter relating to its actions on behalf of the Lender, and the Servicer shall be entitled to request further instructions be given by such persons or to request that instructions be given in writing.
9.3 Confidentiality.
(a) The term “Confidential Information” shall mean this Agreement and all proprietary information, data, trade secrets, business information and other information of any kind whatsoever which (a) a Party (“Discloser”) discloses, in writing, orally, visually, or in any other medium to the other Party (“Recipient”) or to which Recipient obtains access in connection with the negotiation and performance of this Agreement, and which (b) relates to (i) the Discloser (ii) in the case of Servicer, Lender and its customers, or (iii) third-party suppliers or licensors who have made confidential or proprietary information available to Lender. Confidential Information shall include Customer Information, as described below.
(b) Servicer acknowledges that Lender has a responsibility to its customers to keep information about its customers and their accounts (“Customer Information”) strictly confidential. In addition to the other requirements set forth in this Section regarding Confidential Information, Customer Information shall also be subject to the additional restrictions set forth in this Subsection. Servicer shall not disclose or use Customer Information other than to carry out the purposes for which Lender or one of its affiliates disclosed such Customer Information to Servicer. Servicer shall not disclose any Customer Information other than on a “need to know” basis and then only to: (a) affiliates of Lender; (b) Servicer’s employees or officers; (c) affiliates of Servicer provided that such affiliates shall be restricted in use and redisclosure of the Customer Information to the same extent as Servicer; (d) to carefully selected subcontractors provided that such subcontractors shall have entered into a confidentiality agreement no less restrictive than the terms hereof; (e) to independent contractors, agents, and consultants designate by Lender; or (f) pursuant to the exceptions set forth in 15 USC 6802(e) and accompanying regulations which disclosures are made in the ordinary course of business. The restrictions set forth herein shall apply during the term and after the termination of this Agreement.
(c) Each of the Parties, as Recipient, hereby agrees on behalf of itself and its employees, officers, affiliates and subcontractors that Confidential Information will not be disclosed or made available to any person for any reason whatsoever, other than on a “need to know basis” and then only to: (a) its employees and officers; (b) subcontractors and other third-parties specifically permitted under this Agreement, provided that all such persons are subject to a confidentiality agreement which shall be no less restrictive than the provisions of this Section; (c) independent contractors, agents, and consultants designated by Lender; and (d) as required by law or as otherwise permitted by this Agreement, either during the term of this Agreement or after the termination of this Agreement. Prior to any disclosure of Confidential Information as required by law, the Recipient shall (i) notify the Discloser of any, actual or threatened legal compulsion of disclosure, and any actual legal obligation of disclosure immediately upon becoming so obligated, and (ii) cooperate with the Discloser’s reasonable, lawful efforts to resist, limit or delay disclosure. Nothing in this Section 9.3 shall require any notice or other action by Lender in connection with request or demands for Confidential Information by bank examiners.

(d) Upon the termination or expiration of this Agreement, or at any time upon the request of Lender, Servicer shall return all Confidential Information, including Customer Information, in the possession of Servicer or in the possession of any third party over which Servicer has or may exercise control.
(e) Except as prohibited by 15 USC 6802(e) and accompanying regulations, the obligations of confidentiality in this Section shall not apply to any information which a Party rightfully has in its possession when disclosed to it by the other Party, information which a Party independently develops, information which is or becomes known to the public other than by breach of this Section or information rightfully received by a Party from a third party without the obligation of confidentiality.
9.4 Information Security Program
(a) Servicer acknowledges that Lender is required to comply with the information security standards required by the Gramm-Leach-Bliley Act (15 U.S.C. 6801, 6805(b)(1)) and the regulations issued thereunder (12 C.F.R. Part 30) and with its internal information security program for information protection. Servicer shall make reasonable efforts to assist Lender to so comply and to conform with its own policies for information protection.
(b) Servicer shall maintain a written information security program. The program shall be designed to (i) ensure the security, integrity and confidentiality of Confidential Information; and (ii) protect against any anticipated threats or hazards to the security or integrity of such information; and (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to the person that is the subject of such information.
ARTICLE X
MISCELLANEOUS
10.1 Notices. All notices or communications between the parties shall be addressed as follows: If to Servicer: Executive Director of Loan Servicing, 3015 South Parker Road, Suite 400, Aurora, Colorado 80014, with a copy to General Counsel at 3015 S. Parker Road, Suite 400, Aurora, CO 80014, and if to Lender: Union Bank and Trust Company, 6801 South 27th Street, Lincoln, Nebraska 68512, or to such other address as may be indicated by the parties. Any notice shall be deemed given upon mailing if by registered or certified mail, and upon receipt in every other case.
10.2 Governing Law. This Agreement is executed and delivered within the State of Nebraska. The parties agree this Agreement shall be construed, interpreted and applied in accordance with the laws of the State of Nebraska, and that the state and Federal courts and authorities within Nebraska shall have sole jurisdiction and venue over all controversies which may arise with respect to the execution, interpretation and compliance with this Agreement.
10.3 Changes In Writing. This Agreement, including this provision, shall not be modified or changed except by a writing signed by all parties hereto.

10.4 Severability. If a court of competent jurisdiction finds any of the provisions of this Agreement to be so overly broad as to be unenforceable or invalid for any other reason, the invalid provisions will be reduced in scope or eliminated by the court to the extent deemed necessary by the court to render the remaining provisions of this Agreement reasonable and enforceable.
10.5 Persons Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors and assigns.
10.6 Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party which consent shall not be unreasonably withheld. However, notwithstanding the previous sentence, Servicer may in its sole discretion, without Lender’s consent, assign or delegate any of its duties or obligations hereunder to an entity affiliated with Servicer. In such case, the assignee or delegate shall be bound by all terms and conditions of this Agreement related to such assignment or delegation.
10.7 Titles. The titles used in this Agreement are intended for convenience and reference only. They are not intended and shall not be construed to be a substantive part of this Agreement or in any other way to affect the validity, construction or effect of any of the provisions of this Agreement.
10.8 Waiver. The waiver or failure of either party to exercise in any respect any right provided for herein shall not be deemed a waiver of any further right hereunder.
10.9 Hiring. Lender agrees that during the term of this Agreement and any extensions or renewals thereof, and for one year thereafter, Lender shall not solicit for hire, or knowingly allow its employees to solicit for hire, any employees of Servicer without the prior written consent of Servicer.
10.10 Audits. Lender, at its own expense, with prior notice to Servicer and during Servicer’s normal business hours, may perform or arrange to have audits performed of Servicer’s servicing activities on Lender’s Eligible Loans (“External Client Audits”). All External Client Audits of Nelnet’s processes, functions, or accounts, regardless of frequency, will be coordinated through Nelnet Audit Services. As such, Audit Services shall supply Lender with 40 hours of assistance on an annual basis to address these audits. Any assistance provided beyond the 40 hours shall be charged at a rate of fifty dollars ($50.00) per hour to Lender on the monthly fee statement. The foregoing fee is subject to change at Nelnet’s reasonable discretion and upon at least sixty (60) days advance written notice to Lender. Upon request, Lender may participate in receipt of the Department of Education Lender Audit Guide and Servicer’s SAS 70 report, by paying a pro-rata share of the cost of same. Servicer’s Internal Audit Department coordinates such participation on an annual basis and divides the aforementioned costs equally between those lenders participating.
10.11 Cumulative Remedies. No remedy by the terms of this Agreement conferred upon or reserved to the Servicer or the Lender is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and in addition to every other remedy given under this Agreement or existing at law or in equity or by statue on or after the date of this Agreement including, without limitation, the right to such equitable relief by way of injunction, mandatory or prohibitory, to prevent the breach or threatened breach of any of the provisions of this Agreement or to enforce the performance hereof.
10.12 Interpretation of Agreement. In the event of any dispute or disagreement between the parties hereto, either with respect to the interpretation of any provision of this Agreement or with respect to the performance hereunder by the Servicer or the Lender, each of the parties shall appoint a designated officer or agent to meet for the purpose of endeavoring to resolve such dispute or to negotiate for an adjustment to such provision. No formal proceedings for the judicial resolution of such dispute may be commenced until the designated officers or agents have reasonably discussed the provision or performance in question and have concluded in good faith that amicable resolution through continued negotiation of the matter at issue does not appear likely.

10.13 Corporate Obligation. This Agreement is solely a corporate obligation and no personal liability against any incorporator, member, officer, employee, or trustee, past present, or future of the parties shall attach to any of the foregoing as a result of this Agreement, the provision of the Services pursuant to this Agreement, or any breach of this Agreement; the parties hereto agreeing that the sole recourse is against the Servicer (or its successors) or the Lender (or its successors). Notwithstanding the foregoing, any incorporator, member, officer, employee, or trustee shall have responsibility to the extent such individual receives a fraudulent conveyance from Servicer or Lender.
10.14 Supersedes Prior Agreements. This Agreement supersedes and replaces all prior servicing agreements and amendments thereto whether express or implied, oral or written, between the parties hereto with respect to the Eligible Loans, except as specifically incorporated herein, and governs the Servicing of all Eligible Loans from and after the date hereof.
10.15 Entire Agreement. This is the entire and exclusive statement of the Agreement between the parties with respect to the subject matter hereof, which supersedes and merges all prior proposals, understandings and all other agreements oral and written, between the parties relating to such subject matter.
In Witness Whereof, the parties have executed this Agreement as of the date first above.

Nelnet, Inc.			Union Bank and Trust Company,
Individually and as Trustee

By:	/s/ Terry J. Heimes		By:	/s/ Kenneth L. Backemeyer

	Name:	Terry J. Heimes		Name:	Kenneth L. Backemeyer
	Title:	Chief Financial Officer		Title:	Senior Vice President